CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2026, relating to the financial statements and financial highlights of Infrastructure Capital Equity Income ETF (formerly InfraCap Equity Income Fund ETF), Infrastructure Capital Small Cap Income ETF (formerly InfraCap Small Cap Income ETF), and Infrastructure Capital Bond Income ETF, each a series of Series Portfolios Trust, which are included in Form N-CSR for the year or period ended November 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
March 26, 2026